January 10, 1997


Mr. Juan Ramon Hernaiz
Director General
Corporacion Vitex, S.A. de C.V.
Uxmal 81
Col. Navarte
03020 Mexico, D.F.

Dear Mr. Hernaiz:

      This Letter of Intent (the "Letter of Intent") is designed to set forth a proposal of QPQ Corporation, a Florida corporation ("QPQ") concerning QPQ's proposed acquisition of all the stock of Corporation Vitex, S.A. de C.V. ("Vitex"). The principal terms of the proposed acquisition are set forth below:

      1. STRUCTURE. The transaction will be structured as a purchase by QPQ of all the stock of Vitex (the "Acquisition). The consideration to be paid by QPQ shall consist of fifty-one percent (51.0%) of QPQ's Common Stock after the issuance of such security. Forty percent (40%) of such shares shall be delivered to Vitex at closing and the remaining eleven percent (11%) of such shares shall be placed in escrow subject to certain earn-out conditions based upon earnings of Vitex. Vitex shall have the right to vote all fifty-one percent (51%) of the shares upon closing of the transaction.

      2. INSPECTION AND ACCESS TO INFORMATION. After the date of acceptance of this Letter of Intent, each of the parties hereto shall permit the other and its representatives access to all books, papers and records relating to each of the parties' assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, books of account, tax records, minute books of directors' and shareholders' meetings, Articles of Incorporation and amendments thereto, By-Laws and amendments thereof, contracts and agreements, filings with any regulatory authorities, litigation, patent and trademark records, compensation plans affecting their employees, and any other materials pertaining to business activities, projects or programs in which either party may have an interest in light of the transactions contemplated herein. Each of the parties hereto will make its employees, attorneys and accountants available for consultation by the other and its representatives and permit access to customers or suppliers for verification of information.

      3. CONDITIONS PRECEDENT. Consummation of the Acquisition contemplated herein shall occur on or before April 30, 1997 and will be subject to:





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Corporacion Vitex, S.A. de C.V.
January 10, 1997
Page 2




            (a) The preparation, execution and delivery of a mutually satisfactory definitive acquisition agreement on or before January 31, 1997 (the "Acquisition Agreement"), and other related agreements containing, among other things, terms, agreements, representations, warranties, opinions of counsel and conditions providing for disclosure schedules containing information concerning the properties, assets, businesses, employee plans, liabilities and obligations of QPQ and Vitex as are reasonably customary for such transactions. The approval of the Boards of Directors of QPQ and Vitex, the approval of the shareholders of Vitex, the giving of all required notices and the obtaining of all required approvals, consents, waivers and clearances from governmental and other regulatory authorities, lenders and others shall be executed and/or delivered no later than March 10, 1997. The Acquisition Agreement shall provide that QPQ shall have no debt outstanding or other guarantees at the parent level in excess of $200,000.

            (b) A public announcement of the Acquisition of Vitex by QPQ shall be issued no later than January 17, 1997. Additionally, a fairness opinion necessary for the Acquisition of Vitex and the terms of said Acquisition (including the shares to be issued to the Hernaiz Family and/or its affiliates) shall be issued no later than April 15, 1997.

            (c) The satisfactory completion of a due diligence, tax and accounting review by QPQ of the financial condition, assets and business of Vitex (and that the only evidence that such review has been completed in satisfaction of this condition shall be a written statement to that effect signed by the CEO of QPQ).

            (d) At the closing of the Acquisition, QPQ shall have a minimum of $4,000,000 in cash for the specific use by Vitex for operating purposes, including without limitation, working capital, debt reduction and capital expenditures (including the latex farm joint venture). The $4,000,000 shall not be available for or distributed to any of the existing subsidiaries of QPQ. Any and all cash needs of the existing QPQ subsidiaries, other than provided by the existing cash flow of those subsidiaries, shall be satisfied from other sources of capital.

            (e) Upon the closing of the Acquisition, the Hernaiz Family shall hold two (2) positions on the Board of Directors of QPQ, and additionally, the officers of Vitex shall become the Chairman of the Board, Chief Executive Officer and President of QPQ. The Hernaiz Family shall agree not to transfer or otherwise dispose of their shares of stock issued under the Acquisition Agreement for a period of two years from closing.





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Corporacion Vitex, S.A. de C.V.
January 10, 1997
Page 3




            (f) Receipt by QPQ of (i) balance sheets, related statements of income, retained earnings and changes in financial position of Vitex required by QPQ for regulatory purposes, including the Securities and Exchange Commission, audited by an independent public accounting firm acceptable to QPQ for the periods ending December 31, 1995 and 1996, and delivered to QPQ no later than March 30, 1997, (ii) an unaudited balance sheet and related statements of income retained earnings and changes in financial position of Vitex for an interim period since the date of such audited financial statements and within forty-five
(45) days of the date of delivery of the financial statements referred to in clause (i) above, in each case which are not materially adverse compared to the tax returns and unaudited financial statements provided by Vitex to QPQ for the relevant periods, all of the above being prepared according to GAAP and GAAS; and

            (g) There shall have been no material adverse change with respect to Vitex from the date hereof until Closing.

      4. FEES AND EXPENSES. No commission, broker's fees, finder's fee or similar fee or expense has been incurred or is or will be payable by either Vitex or QPQ with respect to the transactions contemplated herein, except as set forth by exhibit. Each party shall bear its own out-of-pocket costs and expenses (including but not limited to, counsel fees) incurred in connection with the transactions contemplated herein.

      5. CONFIDENTIAL TREATMENT, PUBLICITY. All information furnished by any party hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated herein and, if such transaction shall not occur, each party shall return to the party which furnished such information all documents or other material containing, or reflecting or referring to such information and all copies thereof. The parties shall use their best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (a) any information which (i) any party can establish was already in its possession prior to disclosure thereof by the party furnishing the information; or (ii) was then generally known to the public; or (iii) became known to the public through no fault of such party; or (b) disclosures in accordance with an order of a court of competent jurisdiction.

            It is understood that the parties hereto will promptly commence to incur substantial expenses and efforts to consummate this transaction and any




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Corporacion Vitex, S.A. de C.V.
January 10, 1997
Page 4



premature news release or other disclosure may jeopardize such efforts. QPQ and Vitex agree to cooperate with each other in the development and distribution of all news releases and other public information and disclosure relating to the transactions contemplated herein, including any news release or other disclosure made in response to a requirement of applicable law.

      6. EXCLUSIVITY. From the date hereof until April 30, 1997, neither Vitex or its directors, officers, employees, representatives, advisors or agents shall directly or indirectly (a) take any action to solicit, initiate or encourage any Proposal (as defined herein) or (b) continue, initiate or engage in negotiations with, or disclose any information relating to Vitex, its assets or properties, or afford access to the properties, books and records of Vitex, to any entity or individual that is known to be considering or has made a Proposal. Vitex shall promptly notify QPQ after receipt of any Proposal or indication that any entity is considering making a Proposal and whether any entity has made a request for access to the properties, books or records of that party, and Vitex shall keep QPQ informed of the status of any such situation. The term "Proposal" means any offer or proposal or indication of interest in a merger, consolidation or other business combination, or the purchase of a substantial portion of the assets or capital stock of Vitex.

      7. CONDUCT OF THE BUSINESS. From the date hereof until the execution and delivery of the Acquisition Agreement, Vitex shall not, without the written consent of QPQ, acquire or dispose of any substantial assets, make any dividend or distribution, enter into any material transaction or incur any material obligation or otherwise take any action other than the ordinary course of business consistent with Vitex's past business practice.

      8. NON-BINDING NATURE OF LETTER. It is understood that this Letter of Intent is a statement of the parties' present intent, that the rights and obligations of the parties shall only be as set forth in the executed Acquisition Agreement, and that this Letter of Intent is not to be binding on either party (except for the provisions of Paragraph 5 with respect to confidentiality, return of documents and publicity, Paragraph 6 with respect to Exclusivity, Paragraph 4 with respect to payment of fees and expenses and Paragraph 7 with respect to conduct of business).

     If the foregoing correctly reflects the understanding between us, please sign, date and return the enclosed copy of this letter, which will then constitute an agreement with respect to the foregoing matters. We will then




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Corporacion Vitex, S.A. de C.V.
January 10, 1997
Page 5


proceed promptly with our investigation and the preparation of the Acquisition Agreement. This letter may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.






                                    QPQ CORPORATION


                                    By: /s/ Mitchell Rubinson
                                        ----------------------------------------

                                          Mitchell Rubinson, President


ACCEPTED AND AGREED TO THIS
15th  DAY OF January, 1997.


CORPORACION VITEX, S.A. DE C.V.


By:/s/ Juan Ramon Hernaiz
   ----------------------
Name: Juan Ramon Hernaiz
Title: Director General